Exhibit 99.1

China Valves Technology, Inc. Closed the Acquisition of Yangzhou Rock Valve Lock Technology Co., Ltd.

KAIFENG, China, Jan. 19 -- China Valves Technology, Inc. (Nasdaq: CVVT) ("China Valves" or the "Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced that on January 13, 2010, the Company formally completed the acquisition of 100% asset ownership of Yangzhou Rock Valve Lock Technology Co., Ltd. ("Yangzhou Rock") for $7.3 million in cash.

China Valves will consolidate Yangzhou Rock's operations into its financial results effective January 2010. Yangzhou Rock has limited working capital requirements and China Valves expects Yangzhou Rock to contribute approximately $8.6 million in revenue and $3.0 million in net income for 2010. As result of this acquisition, Yangzhou Rock became a wholly-owned subsidiary of China Valves.

As a result of this acquisition, China Valves owns all patents that were applied for by Yangzhou Rock, including a patent for a 90 degree rotating valve lock device, a patent for a key management control device and a patent for a type of mechanical valve interlock.

Formed in July 2006 and located in Yangzhou, Jiangsu Province, the PRC, Yangzhou Rock designs, manufactures and distributes interlock valves, valve lock devices, magnetic lock valves, and mechanical interlock machines that are widely used by manufacturing companies in the petrochemical, chemical, natural gas, thermal power station and metallurgy industries, including Sinopec and some of its subsidiaries. Interlock valves and machines are primarily used to eliminate human errors during operation by ensuring that potentially hazardous valve operations are performed in the correct sequence.

Yangzhou Rock's annual designed production capacity is 15,000 units of mechanical interlock machines using a production facility of over 10,000 square meters (approximately 108,000 square feet) equipped with advanced computer numerical controlled, or CNC, equipment. Yangzhou Rock is the only manufacturer that is able to produce interlock valves and machines using proprietary technologies, and the products have higher than average gross margin as compared to China Valves' existing products. China Valves plans to utilize Yangzhou Rock's distribution channels and customer base.

"We are pleased to have formally closed this acquisition after a careful due diligence process and negotiations over the past six months. As a result, we are highly confident that the acquisition of Yangzhou Rock will create value for our shareholders," commented Mr. Siping Fang, Chairman and Chief Executive Officer of China Valves. "This acquisition supports our strategy to broaden our product offerings and expand into new vertical industries. Combined with our continued leadership in the power and water supply segments of the valve industry in China, we are confident in our growth expectations for 2010."

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., and Tai Zhou Tai De Valve Co., Ltd. is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward- looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, expectations regarding the financial performance of Yangzhou Rock, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

For more information, please contact:

China Valves Technology, Inc.

Ray Chen, VP of Investor Relations
Tel: +1-650-281-8375
+86-13925279478
Email: raychen@cvalve.net
Web: http://www.cvalve.com

CCG Investor Relations

Linda Salo, Senior Financial Writer
Tel: +1-646-922-0894
Email: linda.salo@ccgir.com

Crocker Coulson, President

Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com